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                                                                    EXHIBIT 3.77


                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                            SYNAGRO OF MICHIGAN, INC.

        Pursuant to the provisions of Act 284, Public Acts of 1972, the undersigned corporation executes the following Articles:

        1. The present name of the Corporation is Synagro of Michigan, Inc.

        2. The identification number assigned by the bureau is 340-311.

        3. All former names of the Corporation are: N/A

        4. The date of filing of the original Articles of Incorporation was January 27, 1992.

        The following Restated Articles of Incorporation supersede the Articles of Incorporation as amended and shall be the Articles of Incorporation for the
Corporation:

                                    ARTICLE I

         The name of the corporation is Synagro of Michigan, Inc.

                                   ARTICLE II

         The purpose or purposes for which the corporation is formed is to engage in any activity within the purposes for which corporations may be formed under the Business Corporation Act of Michigan.

                                   ARTICLE III

         The aggregate number of shares which the corporation shall have authority to issue is 10,000 shares of common stock, no par value per share. Cumulative voting of the shares is expressly prohibited. No shareholder or other person shall have any preemptive rights whatsoever.

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                                   ARTICLE IV

         The street address of the corporation's initial registered office is 30600 Telegraph Road, Bingham Farms, Michigan 48025. The name of its initial resident agent at such address is The Corporation Company.

                                    ARTICLE V

         Any action required or permitted by the Michigan Business Corporation Act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. The written consents shall bear the date of signature of each shareholder who signs the consent. No written consents shall be effective to take the corporate action referred to unless, within 60 days after the record date for determining shareholders entitled to express consent to or to dissent from a proposal without a meeting, written consents dated not more than 10 days before the record date and signed by a sufficient number of shareholders to take the action are delivered to the corporation. Delivery shall be to the corporation's registered office, its principal place of business, or an officer or agent of the corporation having custody of the minutes of the proceedings of its shareholders. Delivery made to a corporation's registered office shall be by hand or by certified or registered mail, return receipt requested.

         Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who would have been entitled to notice of the shareholder meeting if the action had been taken at a meeting and who have not consented in writing.


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                                   ARTICLE VI

         No director of the corporation shall be liable to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except for liability of a director for (i) the amount of a financial benefit received by a director to which he or she is not entitled,
(ii) intentional infliction of harm on the corporation, (iii) a violation of section 551 of the Michigan Business Corporation Act, or (iv) an intentional criminal act. If the Michigan Business Corporation Act or other applicable law is amended to authorize corporate action further eliminating or limiting the liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Michigan Business Corporation Act or other applicable law, as so amended.

         Any repeal or modification of the foregoing paragraph by the shareholders shall not adversely affect any right or protection of a director existing at the time of such repeal or modification.

        These Restated Articles of Incorporation were duly adopted on the 1st day of March, 1999, in accordance with the provisions of Section 642 of the Michigan Business Corporation Act and were duly adopted by the written consent of all the shareholders entitled to vote in accordance with Section 407(2) of the Michigan Business Corporation Act.

                        Signed this 1st day of March, 1999.


                                              /s/ James R. Rosendall, Jr.
                                             ----------------------------------
                                             James R. Rosendall, Jr., President


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